UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2025

Rhinebeck Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38779	83-2117268
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2 Jefferson Plaza, Poughkeepsie, New York		12601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 454-8555

Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RBKB	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2025, Rhinebeck Bancorp, Inc. (the “Company”), Rhinebeck Bank (the “Bank”), and Rhinebeck Bancorp, MHC (the “MHC”) appointed Matthew J. Smith as President and Chief Executive Officer of the Company, the Bank and the MHC, as a trustee of the MHC and a director of the Company and the Bank, effective as of October 20, 2025. The Company previously disclosed the retirement of Michael J. Quinn, the current President and Chief Executive Officer of the Company, the Bank and the MHC on March 21, 2025. Mr. Quinn’s retirement will be effective as of October 20, 2025.  Concurrent with the effectiveness of Mr. Smith’s appointment as President and Chief Executive Officer, Mr. Quinn will serve as Interim Executive Advisor through December 31, 2025.

Mr. Smith, age 41, most recently served as the Senior Executive Vice President, Chief Operating Officer of Columbia Financial, Inc. and Columbia Bank from November 2024 until October 2025. From February 2022 until November 2024, Mr. Smith served as the Chief Digital Banking Officer and Head of Enterprise Product, Marketing and Transformation at Webster Bank, following Webster Bank’s acquisition of Sterling National Bank, where Mr. Smith had served as Head of Digital Banking and Banking-as-a-Service from January 2020 to February 2022 and Chief Product and Marketing Strategy Officer of Sterling National Bank from October 2017 to January 2020.

 There are no arrangements or understandings between Mr. Smith and any other persons pursuant to which Mr. Smith was selected as trustee/director. There are no relationships between Mr. Smith and any director or executive officer of the MHC, the Company or the Bank, and there have been no transactions directly or indirectly involving Mr. Smith that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission, except as disclosed below.

In connection with Mr. Smith’s appointment as President and Chief Executive Officer of the MHC, the Company and the Bank, on September 16, 2025, the Company and the Bank entered into an employment agreement with Mr. Smith, which will become effective as of October 20, 2025.

The initial term of the employment agreement begins on the effective date and ends on December 31, 2026; provided that, beginning on January 1, 2026, the term will automatically renew for additional one-year periods unless either party gives notice of non-renewal at least 60 days before the renewal date.  The boards of directors of the Bank and the Company must conduct or review a performance evaluation of Mr. Smith at least annually before the time that the notice of non-renewal would be required to be given.

Under the agreement, Mr. Smith will receive an annual base salary of $525,000, which may be increased but not decreased by the board of directors (other than as part of a general reduction in base salary that affects all senior executives in substantially the same proportion). In addition to the base salary, the agreement provides that Mr. Smith will be eligible to participate in the short-term and long-term incentive compensation programs of the Bank and the Company. The agreement specifies Mr. Smith’s target bonus opportunity under the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan (the “STIP”) is between 25% and 50% of his base salary. Under the agreement, Mr. Smith is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank, and to the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties with the Bank and the Company, including memberships in organizations that Mr. Smith and the board of directors mutually agree are necessary and appropriate. The agreement also provides that Mr. Smith will be provided with the use of a company-owned automobile.

The Bank and the Company may terminate Mr. Smith’s employment for “cause” (as defined in the agreement) or Mr. Smith may terminate his employment without “good reason” (as defined in the agreement), and in either event, he would have no right to receive further compensation or other benefits for any period after his termination of employment.

In the event of Mr. Smith’s involuntary termination for reasons other than for cause, death or disability, or in the event of Mr. Smith’s resignation during the term for good reason (a “qualifying termination”), then, provided that Mr. Smith executes (and does not revoke) a general release of claims against the Bank and the Company, Mr. Smith would be entitled to a cash lump sum severance payment equal to 12 months of base salary, plus an amount equal to the short-term incentive under the STIP that would have been received from the immediately preceding performance period to the extent that the termination date occurs before the payment date with respect to the short-term incentive payment for the immediately preceding performance period.  In addition, provided that Mr. Smith timely enrolls in continued health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank would pay 100% of the monthly COBRA premiums for the same level of coverage that Mr. Smith had as of the termination date, for a period of up to 12 months or, if earlier, the date that Mr. Smith is no longer eligible to receive COBRA coverage under the terms of the group health plan or the date that he becomes eligible for health coverage under another employer-sponsored group health plan.

If a qualifying termination event occurs on or within two years after a change in control (as defined in the agreement), then, provided that Mr. Smith executes (and does not revoke) a general release of claims against the Bank and the Company, Mr. Smith would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a cash lump sum severance payment equal to 24 months of base salary, plus an amount equal to the short-term incentive under the STIP that would have been received from the immediately preceding performance period to the extent that the termination date occurs before the payment date with respect to the short-term incentive payment for the immediately preceding performance period, plus an amount equal to Mr. Smith’s target incentive compensation for the year in which the termination occurs, pro-rated based on the termination date. In addition, provided that Mr. Smith timely enrolls in continued health insurance coverage in accordance with COBRA, the Bank would pay 100% of the monthly COBRA premiums for the same level of coverage that Mr. Smith had as of the termination date, for a period of up to 18 months or, if earlier, the date that the Mr. Smith is no longer eligible to receive COBRA coverage under the terms of the group health plan or that he becomes eligible for health coverage under another employer-sponsored group health plan.

If Mr. Smith becomes totally disabled (as defined in the agreement), he will receive benefits under any short-term or long-term disability plans maintained by the Bank.  In the event of his death, his estate or beneficiaries will be paid his base salary and any earned but unpaid compensation through the date of his death.

Upon termination of Mr. Smith’s employment for any reason (other than following a change in control), he will be subject to certain restrictions on his ability to compete or to solicit business or employees of the Bank and the Company for a period of one year following his termination of employment.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 8.01	Other Events

On September 16, 2025, the Company issued a press release announcing Mr. Smith’s appointment. That press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and among Rhinebeck Bancorp, Inc., Rhinebeck Bank, and Matthew J. Smith, dated as of September 16, 2025

99.1	Press Release, dated September 16, 2025

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RHINEBECK BANCORP, INC.

DATE: September 16, 2025	/s/ Karen Morgan D'Amelio
Karen Morgan D’Amelio
General Counsel & Chief Risk Officer/Corporate Secretary